Exhibit 3.1

CERTIFICATE OF AMENDMENT NO. 2
TO THE RESTATED CERTIFICATE OF INCORPORATION OF
ARRAY DIGITAL INFRASTRUCTURE, INC.
    Array Digital Infrastructure, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify that:
1.    Article III of the Corporation’s Restated Certificate of Incorporation, as amended, is hereby amended and restated in its entirety as follows:
ARTICLE III
The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware; provided, however, that, so long as not less than 500,000 Series A Common Shares are outstanding, the corporation, without the written consent of TDS, shall not, directly or indirectly (through a Subsidiary of the corporation or any other person or otherwise) for its own account or that of another, own, invest or otherwise have an interest in, lease, operate or manage any business other than a wireless communication tower business, including owning property customarily used in, and engaging in activities customarily engaged in by, such a business
2.    Article VII of the Corporation’s Restated Certificate of Incorporation, as amended, is hereby amended and restated in its entirety as follows:
ARTICLE VII
No opportunity, transaction, agreement or other arrangement to which TDS, or any other person in which TDS has or acquires a financial interest, is or shall become a party, shall be the property or a corporate opportunity of the corporation or its Subsidiaries, unless (a) not less than 500,000 Series A Common Shares are outstanding, and (b) such opportunity, transaction, agreement or other arrangement (i) relates solely to the ownership of interests in and/or the management of a wireless communication tower business, including owning property customarily used in, and engaging in activities customarily engaged in by, such a business, and (ii) arose after August 1, 2025. The existence or presence of the condition set forth in clause (b) in the immediately preceding sentence shall not be deemed to entitle the corporation conclusively to the benefit of such opportunity, transaction, agreement or other arrangement.
3.    The foregoing amendments were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
* * * * *

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by its duly authorized officer on this 9th day of October, 2025.

ARRAY DIGITAL INFRASTRUCTURE, INC.
By:	/s/ Jane W. McCahon
Jane W. McCahon
Vice President – Corporate Secretary